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                                                                   Exhibit 12.1
                     COMPUTATION OF INTEREST COVERAGE RATIO

                                 (In Thousands)

                                                                     1998             1999             2000
                                                                   -------------------------------------------

EBITDA                                                             $ 162,397        $ 152,009        $ 180,323

INTEREST, NET:
  Interest expense                                                    35,805           38,018           42,179
  Interest income                                                       (539)            (390)            (741)
INTEREST, NET                                                      $  35,266        $  37,628        $  41,438
                                                                   =========        =========        =========

Interest Coverage Ratio                                                  4.6              4.0              4.4